Exhibit 10.54

Provider Agreement	Page 1 of 3

IDAHO DEPARTMENT OF HEALTH AND WELFARE
MEDICAID PROVIDER AGREEMENT

Name and address of individual or entity applying to provide items or services:

Current or previous provider number for this provider type and specialty:
(Does not apply if this is an initial application)

As a condition of participation in Medicaid, Provider agrees as follows:

1.
Compliance.

To provide services in accordance with all applicable provisions of statutes, rules and federal regulations governing the reimbursement of services and items under Medicaid in Idaho, including IDAPA 16.03.09— "Medicaid Basic Plan Benefits", IDAPA 16.03.10—"Medicaid Enhanced Plan Benefits", IDAPA 16.03.13— "Consumer Directed Services", and IDAPA 16.03.18—"Medicaid Cost Sharing" as amended; the current applicable Medicaid Provider Handbook; any Additional Terms attached hereto and hereby incorporated by reference; and any instructions contained in provider information releases or other program notices. The Provider specifically agrees that it is required to comply with the Health Insurance Portability and Accountability Act (HIPAA), Sections 262 and 264 of Public Law 104-191, 42 USC Section 1320d, and federal regulations at 45 CFR Parts 160 and 164. The Provider shall comply with all amendments of HIPAA and federal regulations made during the term of the Contract. The provider specifically acknowledges its obligation to comply with 45 CFR Section 164.506, regarding use and disclosure of information to carry out treatment, payment or health care operations.

The Provider acknowledges that it is aware of the False Claims Act (sections 3729 through 3733 of title 31, United States Code). In addition, any provider that either receives or makes annual Medicaid payments of at least five-million dollars ($5,000,000), acknowledges that they are required to comply with Title 42, United States Code, Section 1396a(a), paragraph (68) as amended by the Deficit Reduction Act of 2005. The provider specifically acknowledges its responsibility regarding employee education about the False Claims Act and State laws pertaining to civil or criminal penalties for false claims and statements and whistleblower protections under such laws.

2.
Contact.

Providers must advise the Department of its current address or change in ownership. The address must include a physical street address. If a P.O. Box is used, the owner's home address and phone number must be included. All correspondence shall be sent to the mailing address on file with the State's fiscal agent and shall be deemed to have been received by the Provider.

3.
Professionalism.

To be licensed, certified or registered with the appropriate State authority and to provide items and services in accordance with statute, rules and professionally recognized standards by qualified staff or professionally-supervised paraprofessionals where their use is authorized.

4.
Fairness.

To comply with Titles VI and VII of the 1964 Civil Rights Act and Sections 503 and 504 of the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act.

Provider Agreement	Page 2 of 3

5.
Recordkeeping.

To document each item or service for which Medicaid reimbursement is claimed, at the time it is provided, in compliance with documentation requirements of Idaho Code, Section 56-209(h)(2), the applicable rules and this agreement. Such records shall be maintained in hard copy for at least five (5) years after the date of services or as required by rule. Upon reasonable request, the Department, the U.S. Department of Health and Human Services or their agencies, shall be given immediate access to, and permitted to review and copy any and all records relied on by the provider in support of services billed to Medicaid. The term "immediate access" shall mean access to the records at the time the written request is presented to the provider.

6.
Accurate Billing.

To certify by the signature of the Provider or designee, including electronic signatures on a claim form or transmittal document, that the items or services claimed were actually provided and medically necessary, were documented at the time they were provided, and were provided in accordance with professionally recognized standards of health care, applicable Department rules and this agreement. The Provider shall be solely responsible for the accuracy of claims submitted, and shall immediately repay the Department for any items or services the Department or the provider determines were not properly provided, documented, or claimed. The provider must assure that they are not submitting a duplicate claim under another program or provider type.

7.
Secondary Payer.

The Provider acknowledges that Medicaid is a secondary payer and agrees to first seek payment from other sources as required by rule, regulation, or statute.

8.
Full Payment.

Providers agree to accept Medicaid payment for any item or service as payment in full and agrees to make no additional charge except that specifically allowed by Medicaid. The provider further agrees:

  •
  If required, to submit requests for prior authorization before the item or service is provided. The provider agrees not to bill Medicaid or the client if a required request for prior authorization is not timely submitted;

  •
  Not to bill the client unless the item or service is not covered or approved for payment by Medicaid, and the client has agreed to be responsible for payment prior to receiving the item or service. Medicaid may recoup from the Provider up to three (3) times any amount the Provider charges a Medicaid client in violation of this provision;

  •
  If a third party pays the client, the client may be billed for that amount, and Medicaid will not be billed. The Provider agrees not to bill Medicaid or the client if a third party payment is made to the Provider unless the third party payment is less than the amount Medicaid would pay. The Provider shall not refuse to furnish services on account of a third party's potential liability for the services. (42 CFR § 447.20)

9.
Service Providers.

The Provider acknowledges it is responsible for the recruitment, hiring, firing, training, supervision, scheduling and payroll for its employees, subcontractors or agents. The Provider shall maintain general liability insurance coverage, worker's compensation, and unemployment insurance, and shall pay all FICA taxes and state and federal tax withholdings for its employees. The Provider agrees to bill only for service providers who have the qualifications required for the type of service that is being delivered.

10.
Ownership.

To comply with the disclosure of ownership requirements in 42 CFR § Part 455, Subpart B, and 42 CFR § 411.361, when applicable, and to notify the Department thirty (30) days prior to any change of ownership. This Provider Agreement is not transferable.

Provider Agreement	Page 3 of 3

11.
Advance Directives.

To comply with the advance directives requirement of 42 CFR Part 489, Subpart I, and 42 CFR § 417.436(d), when applicable.

12.
Confidentiality.

To protect the confidentiality of identifying information that is collected, used or maintained about a client. Confidential information shall only be released with appropriate written authorization of the client, according IDAPA 16.05.01, "Use and Disclosure of Department Records," and 42 CFR section 431.300.

13.
Officers and Employees Not Liable.

In no way shall any official, employee, or agent of the State of Idaho be in any way personally liable or responsible for any term of this agreement, whether expressed or implied, nor for any statement, representation or warranty made in connection with this agreement.

14.
Duration and Termination of Agreement.

This agreement shall remain in effect until terminated in writing. In the event of termination by the Department, the Department's sole obligation shall be to pay for services provided prior to the effective date of termination. The Department shall not be responsible for any costs or expenditures of the Provider in reliance upon the terms of this agreement.

  14.1.    This agreement may be terminated by either party without cause by giving thirty (30) days' notice in writing to the other party.

  14.2.    This agreement shall be terminated if judicial interpretation of federal or state laws, regulations or rules renders fulfillment of the agreement infeasible or impossible.

  14.3.    This agreement shall be terminated immediately if the Provider's license or certification required by law is suspended, not renewed, or is otherwise not in effect at the time service is provided.

  14.4.    The Department may, in its discretion, terminate this agreement in writing when the Provider fails to comply with any applicable rule, term or provision of this agreement, either immediately or upon such notice as the Department, in its sole discretion, deems appropriate. Provider also understands and agrees that its conduct may be subject to additional penalties or sanctions under Idaho Code Sections 56-227, 56-227A, 56-227B, and 56-209(h) and IDAPA 16.05.07, "The Investigation and Enforcement of Fraud, Abuse and Misconduct", as amended. The Provider further understands that there are federal penalties for false reporting and fraudulent acts committed during the course and scope of this agreement. Notice of these sections shall in no way imply that they represent an exclusive or exhaustive list of available action to deal with fraud and abuse.

I have read the foregoing agreement, understand it and agree to abide by its terms and conditions. I also agree to abide by the same terms and conditions with respect to any non-Medicaid services that are payable and authorized by the Department. I further understand and agree that violation of any of the terms and conditions of this agreement constitute sufficient grounds for termination of this agreement and may be grounds for other action as provided by rule, regulation or statute.

Printed name of person signing this agreement	Position
By my signature, I affirm that I am authorized to enter into this agreement.

Signature	Date